Exhibit 5.1

200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
December 10, 2021	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Frequency Therapeutics, Inc.

75 Hayden Avenue, Suite 300

Lexington, MA 02421

Re: Shares of common stock, $0.001 par value per share, having an aggregate offering price of up to $125.0 million

To the addressees set forth above:

We have acted as special counsel to Frequency Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale through Oppenheimer & Co. Inc. (the “Sales Agent”), as sales agent, from time to time by the Company of shares (the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”), having an aggregate offering price of up to $125.0 million. The Shares are included in (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2020 (Registration No. 333-250099) (the “Registration Statement”), (ii) a base prospectus dated November 24, 2020 (the “Base Prospectus”), (iii) a related prospectus supplement filed with the Commission on the date hereof pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and (iv) that certain Equity Distribution Agreement, dated as of December 10, 2021, by and between the Company and the Sales Agent (the “Sales Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

December 10, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, upon the completion of all Corporate Proceedings (as defined below) relating to the Shares, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in an amount not less than the par value thereof in the circumstances contemplated by the Sales Agreement and in accordance with the Corporate Proceedings, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL, (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock that are issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation, and (iii) prior to the issuance of any of the Shares, certain terms of the Shares will have been authorized and approved by the board of directors of the Company or one or more committees thereof established by the board of directors of the Company with the authority to issue and sell Shares pursuant to the Sales Agreement in accordance with the DGCL, the Company’s certificate of incorporation, the by-laws of the Company and certain resolutions of the board of directors of the Company and one or more committees thereof (with such approvals referred to herein collectively as the “Corporate Proceedings”).

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 10, 2021 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP